COLUMBIA LABORATORIES RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE WITH MINIMUM BID PRICE RULE

LIVINGSTON, NJ, DECEMBER 10, 2009 – Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that it received a notice on December 9, 2009 from the NASDAQ Stock Market indicating that the Company no longer meets the minimum bid price requirement for continued listing on the NASDAQ Global Market as set forth in Marketplace Rule 5450(a)(1). The notice stated that the bid price of the Company's common stock has closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The NASDAQ notice has no immediate effect on the listing of the Company's common stock.

In accordance with NASDAQ rules, the Company has until June 7, 2010 to regain compliance with the minimum closing bid price rule. If at any time before June 7, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.

In the event the Company does not regain compliance with the rule prior to June 7, 2010, NASDAQ will notify the Company that its securities are subject to delisting.  However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel's determination. Alternatively, the Company may apply to transfer the listing of its common stock to the NASDAQ Capital Market if it satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement. If such application to the NASDAQ Capital Market is approved, then the Company may be eligible for an additional grace period.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia’s U.S. sales organization markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT® and one other product to additional foreign and U.S. markets.

The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, a randomized, double blind, placebo controlled 450-patient Phase III clinical trial evaluating the ability of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.

For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of the short cervix indication for PROCHIEVE 8% by the U.S. Food and Drug Administration and international regulatory agencies; whether we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE®, and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

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Investor Contacts:
Lawrence A. Gyenes, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey
Rx Communications Group, LLC
(917) 322-2571